Exhibit 21

Entegra Financial Corp.

Schedule of Subsidiaries

Name	Jurisdiction of Organization

Entegra Bank	North Carolina

Entegra Services, Inc. (1)	North Carolina

Macon Capital Trust I	Delaware

(1) Wholly owned subsidiary of Entegra Bank.

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